Exhibit 99.1

TON Strategy Company to Stake $TON Reserves, Channel Cash Flows Into Buybacks

●	As of today, 82% of TON Strategy Company’s $TON reserves have been staked and are generating yield
●	Staking cash flows intended to fund ongoing TONX share repurchases at times when the stock price reflects a significant discount to net asset value (NAV)
●	TONX has been active in the market since the September 12, 2025, announcement of its buyback program, and had purchased 1,505,500 shares by the end of last week
●	The Company believes that staking all of its $TON reserves, assuming current $TON prices and yields, could help the Company reach profitability on a go forward basis

LAS VEGAS, September 29, 2025 – TON Strategy Company (Nasdaq: TONX) (the “Company”), a digital asset treasury company dedicated to holding Toncoin ($TON), today announced that it is currently staking 82% of its $TON reserves, and that by October 10, 2025, it expects substantially all of its $TON reserves to be staked, generating meaningful yield.

Since the September 12, 2025, announcement of its $250 million share repurchase program, the Company has purchased 1,505,500 shares of its stock. The Company expects to continue its buyback activity with support from staking income. Assuming current $TON spot prices remain constant and the continuation of current staking yields, the Company estimates that staking could generate approximately $24M in annualized staking revenues (with all $TON holdings staked),  with proceeds earmarked for ongoing share repurchases whenever TONX stock trades at a meaningful discount to net asset value (NAV).

“This is part of our strategy to steadily increase shareholder value by combining permanent capital, disciplined capital allocation, and recurring on-chain income,” said Veronika Kapustina, Chief Executive Officer of TON Strategy Company. “With our $TON reserves staked, the Company generates recurring on-chain income that we can use to buy back shares when they trade below NAV. This accretive approach – staking income in, buybacks out – reinforces our long-term focus on shareholder value.”

As of September 26, Treasury Asset Value (TAV) per share was $10.371; cash balances were $56.6M; and the share count totaled approximately 61M.

These activities are anchored by the Company’s focus on $TON, the native cryptocurrency integrated directly into Telegram’s billion-user platform. Through built-in wallets, apps, and games, users can send value as easily as a message, and developers can build services on top of the network. This integration makes $TON one of the only digital assets with immediate, global distribution through a mainstream social application, and TON Strategy Company provides public market access to this ecosystem, offering investors regulated exposure to its long-term growth.

1 TAV per share is calculated as the sum of the aggregate market price of the Company’s $TON holdings plus the Company’s cash on hand divided by the number of shares of Company common stock and prefunded warrants outstanding, and was calculated as of 1 a.m ET on September 26, 2025, using the CoinMarketCap price for $TON of $2.66. The Company had 59,557,137 shares of common stock and 1,677,996 pre-funded warrants outstanding as of September 26, 2025.

About TON Strategy Company

TON Strategy Company (Nasdaq: TONX) is focused on the accumulation of $TON – the native cryptocurrency of Telegram’s billion-user platform – for long-term investment, whether acquired through deployment of proceeds from capital raising transactions, staking rewards or via open market purchases. The Company aims to steadily expand its $TON holdings, stake $TON, and support the development of a tokenized economy inside Telegram.

In addition, the Company continues to operate legacy business units, including MARKET.live, a multi-vendor livestream shopping platform, and LyveCom, an AI-powered social commerce innovator that enables brands and merchants to deliver omnichannel livestream shopping experiences across websites, apps, and social platforms.

Treasury Asset Value Per Share

Management believes that TAV per share provides useful information and insight into the operating performance of the business. The presentation of this measure should be considered in addition to the Company’s financial results and is not intended to be a substitute for the financial information prepared and presented in accordance with GAAP and contained in the Company’s SEC filings. TAV per share should be used only by sophisticated investors who understand its limited purpose and limitations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s staking operations, share repurchase program, NAV, staking revenue projections, strategy and other initiatives. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. Important factors that may affect actual results or outcomes include, but are not limited to: risks related to $TON, including significant volatility and limited liquidity, and the digital asset industry more broadly; the Company’s ability to successfully execute its capital allocation strategy and staking program; the timing and success of its AI commerce integration; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in its subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact

Media Contact:

ton@sbscomms.com